Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	April 14, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Acquires Newly Constructed Medical Office Building in Orange County

Chicago (April 14, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired San Juan Medical Center, a newly constructed, 40,000 square foot medical office building in the affluent community of San Juan Capistrano, California. The property is leased to a high quality tenant roster that includes MemorialCare Medical Foundation (MMF) and Fresenius Dialysis. The purchase price was approximately $27 million.

San Juan Medical Center is a two-story, best-in-class medical office building situated on 4.8 acres in Orange County with immediate access to I-5 and excellent visibility to over 500,000 vehicles a day. The property is fully leased with a weighted average lease term of over 13 years and annual contractual rent increases in excess of 2.75%.

“This acquisition represents an excellent continuation of our medical office investment strategy,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “San Juan Medical Center is a purpose-built, long-lease MOB serving the families in San Juan Capistrano and its surrounding communities,” added Swaringen. “LaSalle Investment Management, our advisor, has a fifteen year track record of identifying and executing opportunities in healthcare oriented real estate and this acquisition further complements our stable value and income oriented investment objectives.”

MMF is a wholly-owned subsidiary of MemorialCare Health System, one of the top integrated health networks in California, while Fresenius Dialysis is a subsidiary of Fresenius Medical Care, the world’s largest provider of services focused on the care of patients with chronic kidney failure. A third tenant at San Juan Medical Center is Body by Orange Twist, Orange County’s leader in aesthetic treatments.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

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